Exhibit 1

JOINT FILING AGREEMENT

Pursuant and subject to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing of the Statement on Schedule 13D to which this Joint Filing Agreement is attached, and any amendments thereto may be filed without the necessity of filing additional joint filing agreements. This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

The execution and filing of this agreement shall not be construed as an admission that the below-named parties are a group or have acted as a group.

Date: August 28, 2020	Disco (Guernsey) Holdings L.P. Inc.

By: Disco (Guernsey) GP Co. Limited, its general partner

/s/ Mark Babbe
Name: Mark Babbe
Title: Authorized Signatory

Disco (Guernsey) GP Co. Limited

/s/ Mark Babbe
Name: Mark Babbe
Title: Authorized Signatory

Apax VIII GP Co. Limited

/s/Mark Despres
Name: Mark Despres
Title: Authorized Signatory of Apax Partners
Guernsey Limited, the Company
Secretary of Apax VIII GP Co. Limited

[Signature Page to Schedule 13D - Joint Filing Agreement]